Exhibit 5.2

The NASDAQ Capital Market
Janurary 9, 2026

Dear Sir/Madam

Re: Nihon Shintatsu Co., Ltd. (the Company)

We understand that the Company, a stock company incorporated under the laws of Japan, is trading on the NASDAQ Capital Market pursuant to the terms of the NASDAQ Listing Rules (the Listing Rules and each a Listing Rule).

We understand that under the Listing Rules, the Company may follow its home country corporate governance practices in lieu of some of the NASDAQ corporate governance requirements, pursuant to the home country rule exemption set forth in the Listing Rule 5615(a)(3). We understand that the Company has elected to follow practices that may be adopted by stock companies incorporated under the Companies Act of Japan (the Companies Act). Such practices (the Relevant Practices) shall be set forth in the Company’s home country practice statement (Home Country Practice Statement).

We understand that, as required by the afore-mentioned Listing Rule 5615(a)(3), the Company will disclose in its Annual Report on Form 20-F (the Form 20-F) the requirements of Listing Rule 5600 that it does not follow (the Relevant Elections). as well as the Relevant Practices acceptable under the Companies Act the Company elects to follow. The Relevant Elections of the Company are:

Listing Rule 5605(b)(1), which requires that at least a majority of a listed company’s board of directors be independent directors;

Listing Rule 5605(c)(2)(A), which requires a listed company to have an audit committee composed entirely of not less than three directors, each of whom must be independent;

Listing Rule 5605(d), which requires, among other things, that a listed company’s compensation committee be comprised of at least two members, each of whom is an independent director as defined under such rule;

Listing Rule 5605(e), which requires that a listed company’s nomination and corporate governance committee be comprised solely of independent directors;

Listing Rule 5620(c), which sets out a quorum requirement of 33 1∕3% applicable to meetings of shareholders; and

Listing Rule 5635, which requires a listed company to obtain shareholder approval for certain dilutive events, including:

(a)	certain acquisitions in connection with the acquisition of the stock or assets of another company;

(b)	an issuance that will result in a change of control of the company;

(c)	the establishment or amendment of certain equity-based compensation plans and arrangements; and

(d)	certain transactions other than a public offering involving issuances of a 20% or greater interest in the company.

Unless expressly stated to the contrary, all capitalized terms used in this opinion have the respective meanings set forth in the list of documents referred to in Schedule 1 (the Documents). A reference to a Schedule is a reference to a schedule annexed to and forming a part of this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined.

For the purposes of giving this opinion, we have examined originals, copies, or drafts of the Documents. We have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting the Company or any other person, save for the searches, enquiries and examinations expressly referred to in Schedule 1.

2	Assumptions.

In giving this opinion we have relied upon the assumptions set forth in Schedule 2 without having carried out any independent investigation or verification in respect of those assumptions.

3	Opinion

On the basis of the examinations referred to above and subject to the assumptions set forth in Schedule 2 and the qualifications set forth in Schedule 3 and the limitations set forth below, we are of the opinion that the Relevant Practices and the making of the Relevant Elections by the Company are not prohibited by:

(a)	the terms of the Articles of Incorporation; or

(b)	the laws of Japan as they apply to the Company.

For the Relevant Practices, please refer to “Home Country Practice Statement” below.

4	Home Country Practice Statement

4.1	Status of the Company under the Companies Act

Public company

The Company does not have a provision in its Articles of Incorporation that requires its approval for the acquisition of all or part of its shares by transfer. The Company is a public company under the Companies Act (i.e., a stock company that does not have a provision in its articles of incorporation that requires its approval for the acquisition of all or part of its shares by transfer) (Article 2(5) of the Companies Act).

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4.2	Relevant Practices—Organization of the Company

Under the Companies Act, a company having the characteristics of a public company is required to have the following bodies in addition to the general meeting of shareholders (Articles 327.1(1) and 328.1 of the Companies Act):

Board of Directors and Board of Auditors.

The Company currently has a board of directors and the Board of Auditors, which was established voluntarily in addition to requirement of have an Board of Auditors.

(a)	Board of Directors

In a company that has a board of directors, there must be at least three directors (Article 331.5 of the Companies Act).

The Company currently has three directors (Hideyuki Ishii, Atsuko Ishizaki and Kenji Toge).

(b)	Board of Auditors

A company that establishes Board of Auditors must have at least three members of the board, at least half of whom must be outside corporate auditors (Article 335.3 of the Companies Act). In addition, Board of Auditors members must appoint full-time corporate auditor(s) (Article 390.3 of the Companies Act). Members of the Board of Auditors audit the execution of directors’ duties (Article 381.1 of the Companies Act). Outside members of the Board of Auditors must satisfy the requirements for externality, such as not having been a director or employee of the company or its subsidiary for 10 years prior to appointment as the outside member of the Board of Auditors (Article 2(16) of the Companies Act).

The Company currently has three members of the Board of Auditors; a full-time member Takeshi Sakai and two outside members of the Board of Auditors, Yasuhiro Ando and Yoshihiro Kawaguchi.

4.3	Relevant Practices—Shareholder Approval

(a)	Ordinary resolution

The types of issues which must be approved at a shareholders’ meeting by an ordinary resolution are as follows:

●	Election of directors and members of the Board of Auditors (Article 329.1 of the Companies Act).

●	Dismissal of directors and members of the Board of Auditors (Article 339.1 of the Companies Act).

●	Remuneration and other financial benefits for directors and members of the Board of Auditors (Articles 361.1 and 387.1 of the Companies Act).

●	Dividends of surplus (excluding dividends in-kind for which no right to demand distribution of monies is granted) (Article 454.1 of the Companies Act).

●	Acquisition of the stock company’s own shares by agreement (excluding acquisition from specific shareholders by agreement) (Article 156.1 of the Companies Act).

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●	Reduction in the amount of capital determined at an annual general meeting of shareholders within the scope not exceeding the amount of deficit (Article 447.1 of the Companies Act).

●	Reduction in the amount of reserves (Article 448.1 of the Companies Act).

●	Increase in the amount of capital and reserves due to decrease in amount of surplus (Articles 450.2 and 451.2 of the Companies Act).

●	Other appropriation of surplus (Article 452 of the Companies Act).

An ordinary resolution is passed by a simple majority of the votes of the shareholders present at the meeting. The quorum requirement for ordinary resolutions is eliminated by the Articles of Incorporation, except for the elections and dismissals of directors and members of the Board of Auditors, which requires a quorum of at least one-third (Articles 309.1 and 341 of the Companies Act).

(b)	Special resolution

The issues which must be approved at a shareholders’ meeting by a special resolution are as follows (Article 309.2 of the Companies Act):

●	Acquisition of a stock company’s own shares from specific shareholders by agreement (Articles 156.1 and 160.1 of the Companies Act).

●	A consolidation of shares (Article 180.2 of the Companies Act).

●	Determination of the terms of a subscription and so on in relation to the issuance of new shares and/or disposition of treasury shares where such a subscription is made at a favorable price for subscribers in a third-party allotment (Articles 199.2 and 201.1 of the Companies Act).

●	Determination of the terms of subscription and so on in relation to the issuance of stock acquisition rights where such a subscription is made at a favorable price for subscribers in a third-party allotment (Articles 238.2 and 240.1 Companies Act).

●	Dismissal of members of the Board of Auditors (Article 339.1 of the Companies Act).

●	Partial exemption from liability for damages of directors and other officers by the shareholders’ meeting (Article 425.1 of the Companies Act).

●	Reduction in the amount of capital (excluding cases where it is determined at an annual general meeting of shareholders within the scope not exceeding the amount of deficit) (Article 447.1 of the Companies Act).

●	Distribution of surplus in-kind, for which no right to demand distribution in money is granted (Article 454.4 of the Companies Act).

●	Amendment to the Articles of Incorporation (Article 466 of the Companies Act), transfer and so on of substantial part of the business (Article 467.1 of the Companies Act) and dissolution of the business (Article 471(3) of Companies Act).

●	Corporate reorganizations, such as mergers (Article 783.1 of the Companies Act).

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A special resolution must be passed by a majority of two thirds or more of the votes of the shareholders present at the meeting. Pursuant to the Articles of Incorporation, a shareholders’ meeting is quorate to pass special resolutions provided that the shareholders holding one third or more of the votes of the shareholders entitled to vote at the meeting are present (Articles 309.2 of the Companies Act).

Finally, certain matters (for example, a decision concerning the conversion of a stock company into another type of company) require the unanimous approval of all of the shareholders by a resolution in a shareholders’ meeting and certain other matters require more rigorous (but not unanimous) resolutions than special resolutions.

Unless it constitutes a favorable issue of shares or stock acquisition rights or an acquisition of the entire business requiring a special resolution of shareholders’ meeting, the Companies Act does not require a listed company to obtain shareholder approvals for the dilutive events listed in Listing Rule 5635.

5	Matters not covered.

We offer no opinion as to any laws other than the laws of Japan, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than Japan.

6	Governing law of this opinion.

6.1	This opinion is:

(a) governed by, and shall be construed in accordance with, the laws of Japan;

(b) limited to the matters expressly stated in it; and

(c) confined to, and given on the basis of, the laws and practice in Japan at the date of this opinion.

6.2	Unless otherwise indicated, a reference to any specific Japanese legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

7	Who can rely on this opinion.

This opinion is given for your benefit and with the exception of your professional advisers (acting only in that capacity), it may not be disclosed to or relied upon by any person or used for any other purpose or referred to or made public in any way without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings “Legal Matters” of the Registration Statement. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Act or that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission promulgated thereunder. This opinion may be used only in connection with the offer and sale of the Shares while the Registration Statement is effective.”

Yours faithfully

Hironobu Todoroki
Attorney-at-law in Japan,
Managing Partner
Kato & Todoroki Law Office

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Schedule 1

Documents examined

1.	The Articles of Incorporation of the Company as of June 2, 2025

2.	The Certificate of Incorporation of the Company as of December 1, 2025

3.	The Minutes of Ordinary and Extra Ordinary Shareholders Meetings up to July 28, 2025

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Schedule 2

Assumptions

1	All original documents examined by us are authentic and complete.

2	All copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete.

3	All signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine.

4	The Company will approve of the Home Country Practice Statement, the Relevant Election and the Form 20-F in accordance with the requirements of the Listing Rules.

5	In authorizing the approval of the Home Country Practice Statement, the Relevant Election and the Form 20-F each director of the Company will act in good faith with a view to the best interests of the Company and will exercise the standard of care, diligence and skill that is required of him or her.

6	There are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the actions envisaged in the Home Country Practice Statement, the Relevant Election and the Form 20-F.

7	The matters we have been informed of in respect of the Listing Rules as referred to in this opinion (including the application of the same to the Company) and the Company’s obligations and practices adopted in regard to the same are true and accurate in all respects.

8	We assume that the Listing Rules are governed by a law other than the laws of Japan.

9	None of the opinions expressed herein will be adversely affected by the laws or public policies of any jurisdiction other than Japan. In particular, but without limitation to the previous sentence, the laws or public policies of any jurisdiction other than Japan will not adversely affect the capacity or authority of the Company.

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Schedule 3

Qualifications

1	We render no opinion on the Listing Rules themselves, the interpretation thereof or the compliance by the Company of its obligations thereunder.

2	The laws of Japan do not prescribe the requirements set out in the Home Country Practice Statement (or equivalents thereto) with respect to exempted companies incorporated under the Companies Act such as the Company.

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